Exhibit 23.1



The Board of Directors and Stockholders
Rofin-Sinar Technologies Inc. and Subsidiaries

We consent to the incorporation by reference in Registration Statement No. 33-13075 of Rofin-Sinar Technologies Inc. on Form S-8 of our reports dated November 6, 1996, relating to the consolidated balance sheets of Rofin-Sinar Technologies Inc. and Subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, and the related schedule, which reports appear in the annual report on Form 10-K of Rofin-Sinar Technologies Inc. as of September 30, 1996.


                                                           KPMG Peat Marwick LLP


Detroit, Michigan
December 30, 1996